Company Contact:
Randy L. Kotler Chief Accounting Officer/Interim CFO Phone: 954-364-4016 Email: rkotler@tousa.com	Hunter Blankenbaker Director of Corporate Communications Phone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Responds to Deutsche Bank’s Demand for Payment and Announces Earnings Call and Webcast
Information

HOLLYWOOD, Fla., November 7, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that in response to demand for payment under certain limited guaranties provided by TOUSA in connection with the financing of the Transeastern Joint Venture, it has informed Deutsche Bank Trust Company America (“Deutsche Bank”), the administrative agent for the lenders, that it does not believe that its obligations pursuant to the Guarantees have been triggered. TOUSA has formally disputed the assertion and is in discussions with the Administrative Agent and the lenders concerning this situation.

In a letter dated November 6, 2006 to Deutsche Bank, TOUSA asserted that the “problems” being experienced by the Transeastern Joint Venture have not been caused by the actions of TOUSA. The letter stated that the Transeastern Joint Venture’s problems are a direct result of the highly-leveraged capital structure of the transaction together with adverse market conditions, which will prevent the Joint Venture from achieving the anticipated 3,500 to 4,000 annual deliveries. The letter further stated that Deutsche Bank’s assertion that TOUSA has an obligation to “undertake funding initiatives to stabilize the borrower” is not a requirement of either guaranty.

Since September 21, 2006, TOUSA and the Joint Venture’s lenders have been working together with financial consultants to produce a global solution for all parties involved, including TOUSA and the Joint Venture’s lenders and land bankers. This process is ongoing, but is still not sufficiently complete to produce the facts necessary to permit meaningful analysis of a potential solution to the situation or to determine TOUSA’s exposure, if any, under the Guaranties.

“We fully intend to honor whatever obligations we may have under the loan guaranties,” stated Antonio B. Mon, President and Chief Executive Officer of TOUSA. “However, our analysis of the facts is not complete and we believe that we have yet to uncover all relevant issues that might factor into any ultimate resolution. As such, any demands being placed on TOUSA at this stage of the review are clearly premature. It is our belief that the circumstances being experienced by the Transeastern Joint Venture today are clearly a reflection of the Joint Venture’s inability to sell and deliver the volume of homes necessary to support the capital structure due to the downturn in the Florida housing market. Furthermore, we continue to believe in the quality of the Joint Venture’s assets and look forward to reaching a solution for all parties.”

The Demand Letters allege that the Joint Venture has failed to comply with certain of its obligations pursuant to the Credit Agreements and as a result multiple potential defaults and events of default have occurred which allegedly have triggered the obligations pursuant to the Guarantees, and that TOUSA pay its obligations under the Guaranties. TOUSA has rejected such demands because the letters contain no factual allegations which would support such demand for payment. On November 6, 2006, the Company filed a Form 8-K with the SEC providing additional information on the loan guarantees and the demand for payment.

Filing of Quarterly Report

TOUSA also announced today that it expects to file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (“SEC”), in order to extend the filing due date for its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006. This filing extends the November 9, 2006 filing due date for up to five days under SEC rules. TOUSA requires additional time to file its Form 10-Q due to the change in its financial statements presentation to provide segment information and the anticipation that it will report a significant change in its results of operations for the three months ended September 30, 2006 from the corresponding period for the previous fiscal year due to asset impairment charges.

Earnings Call Information

TOUSA will hold a conference call and web cast on Tuesday, November 14, 2006 at 11:00 a.m. Eastern Time to discuss financial results for the three and nine months ended September 30, 2006.

TOUSA will issue its earnings press release after the market close on Monday, November 13, 2006, for the quarter ended September 30, 2006.

Dial-In Information

Please dial (866) 356-4441 (domestic) or (617) 597-5396 (international) and use the pass code 89755134. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration.

Web Cast Information

This call is being web cast by CCBN and can be accessed through the TOUSA’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Replay:

If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on November 14, 2006 and will run through 12:00 a.m. Eastern Time on November 28, 2006. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 23684966.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including, but not limited to, the Company’s expectations regarding: (i) the Company’s belief that its obligations pursuant to the Guarantees have been triggered, (ii) the Company’s belief that an obligation to “undertake funding initiatives to stabilize the borrower” is not a requirement of either guaranty, (iii) the Company’s belief that the circumstances being experienced by the Transeastern Joint Venture are due to the downturn in the Florida housing market, (iv) the Company’s belief in the quality of the Joint Venture’s assets, and (v) the Company’s belief that the demand letters contain no factual allegations which would support such demand for payment. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005 and the Company’s report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on March 10, 2006 and August 8, 2006, respectively and Form 8-K’s filed with the Commission on September 27, 2006, October 2, 2006 and November 6, 2006.